STRICTLY CONFIDENTIAL	Exhibit 10.53
Executive Service Contract - Chief Executive Officer

Between	Dako Denmark A/S
Company Reg. No. 33 21 13 17
Produktionsvej 42
2600 Glostrup
Denmark

and

Dako A/S
Company Reg. No. 30 28 18 29
C/o EQT Partners A/S
Dampfaergevej 27, 3rd floor
2100 Copenhagen Ø
Denmark

and

Lars Holmkvist
[Civil Reg. No. [No.]
[Address]

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TABLE OF CONTENTS

1	CONDITIONS OF EMPLOYMENT	3
2	RESPONSIBILITIES	3
3	RESTRICTIONS	5
4	SALARY, ETC	6
5	BENEFITS	8
6	SECRECY	8
7	INTELLECTUAL PROPERTY RIGHTS	9
8	NON-COMPETITION CLAUSE/NON-SOLICITATION CLAUSE/EMPLOYEE CAUSE	9
9	TERMINATION	10
10	HOLIDAY	11
11	ILLNESS	11
12	USE OF IT-SYSTEM	12
13	BREACHES	12
14	DISPUTES	12
15	THE DANISH SALARIED EMPLOYEES ACT AND COMPANY POLICIES	13
16	SIGNATURE	14

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This Executive Service Contract is entered into on [date] between:

(1)	Dako Denmark A/S, (hereinafter referred to as “Dako Denmark”) and Dako A/S (hereinafter referred to as “Dako”) (jointly referred to as the “Group”) and

(2)	Lars Holmkvist, (hereinafter referred to as the “CEO”).

The Group and the CEO hereinafter referred to collectively as the “Parties” and separately as a “Party”.

1	Conditions of Employment

1.1	The Group shall employ the CEO as the chief executive officer (In Danish “administrerende direktør”) as from 19 January 2009.

1.2	The Danish Commerce and Companies Agency shall be notified about the appointment.

1.3	The CEO shall report to the Board of Directors of the Group represented by the Chairman of the Board of Directors, unless otherwise decided by the Board of Directors.

1.4	Due to the nature of the CEO’s position, no maximum hours of work have been agreed upon, and the agreed remuneration includes payment for overtime or additional work.

2	Responsibilities

2.1
The CEO shall attend to the daily management of the Group and its subsidiaries, from time to time, (the subsidiaries (excluding Dako) referred to as the “Group Companies”), and shall, among other things, observe the rules of the Group’s legislation and the Group’s articles of association and shall otherwise comply with the Rules of Procedure for the Management Board in Dako Denmark and Dako and the directions and instructions that may be given by the Board of Directors.

The CEO shall serve as the chief executive officer of Dako Denmark and Dako and shall serve as either the chairman or a member of the Boards of Directors of the Group Companies.

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2.2
The CEO shall consult with the Board of Directors on all significant issues concerning the Group and the Group Companies and their businesses, and keep the Board of Directors informed and up-to-date with respect to the Group’s and the Group Companies’ activities. Further, the CEO shall periodically report to the Board of Directors in such manner and on such dates as are established by the Board of Directors

2.3	The CEO shall attend meetings of the Board of Directors, unless otherwise decided by the Board of Directors.

2.4
The CEO shall be obliged to invest all his abilities and all his knowledge in the service of the Group and the Group Companies and shall safeguard the Group’s and the Group Companies’ interests in the best possible manner.

2.5
The CEO shall, in accordance with the Rules of Procedure for the Management Board, employ and dismiss the employees of the Group and the chief executive officers of the Group Companies and shall determine their responsibilities, powers and salaries.

3	Restrictions

3.1
The CEO may not without the consent of the Board of Directors accept salaried or unsalaried duties with other businesses or undertake salaried positions of trust or be a personally liable shareholder/member of any business. The CEO is, however, entitled to retain shareholder interest in the administration company owned by his family and to establish a new company with the sole objective to own shares of Dako. Furthermore and subject to clause 3.2, the CEO is entitled to make ordinary capital investments in listed securities provided no holding of shares in any listed company exceeds one (1) per cent of such company’s share capital unless consented to in writing by the Group’s Board of Directors.

3.2	With effect from 2010 the CEO may accept board positions (one chairmanship or alternatively two directorships). However, the CEO must obtain the prior approval of the Board of Directors.

3.3	The CEO undertakes to comply with the rules and regulations determined by the Board of Directors with regard to the trading in any listed share or other security of Dako or any of its subsidiaries.

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3.4	The CEO may not have any debts to the Group and its Group Companies except for ordinary advance payments in connection with travels, representation, etc.

4	Salary, etc.

4.1	The CEO’s annual salary shall amount to DKK 5,000,000 not including pension contribution, or which 1/12 shall be paid in arrears on the last banking day of each month.

4.2
The salary shall be subject to review and possible adjustment each year by the Board of Directors on the first board meeting of the new calendar year, for the first time in 2010, provided that the full year audited result has been reported.

4.3
In addition to the salary mentioned in clause 4.1 above, the Group shall pay a pension contribution of 20 per cent of the annual salary mentioned in clause 4.1 to a pension scheme arranged by the Group. The contribution shall be paid on a monthly basis.

4.4
The CEO shall not receive payment for any future management positions or directorships in any Group Companies; as such payment is included in the CEO’s remuneration mentioned in this clause. This shall apply irrespective of whether other members of the management or the board of directors in the Group Company in question receive payment for their tasks.

4.5
In addition to the remuneration mentioned in clauses 4.1 and 4.3 above, an annual bonus of up to an amount equal to sixty (60) per cent of the salary mentioned in clause 4.1 (the “Bonus”) may be paid to the CEO in accordance with agreed Bonus criteria. Any potential additional bonus payment to the CEO will be at the discretion of the Board of Directors. No later than at the closing of Dako’s consolidated annual accounts, the CEO is entitled to become acquainted with the criteria of the following year’s Bonus.

4.6	The Board of Directors shall determine the amount of the Bonus. In determining the Bonus payable to the CEO, the following guidelines shall be applied by the Board of Directors.

(i) Sixty (60) per cent of the Bonus shall relate to specific quantitative goals established by the Board of Directors.

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(ii) Forty (40) per cent of the Bonus shall relate to other goals established by the Board of Directors.

4.7	The bonus criteria for 2009 will be agreed not later than on 30 April 2009. The bonus for 2009 will be calculated as if this Executive Service Contract had been effective from 1 January 2009.

4.8
Alteration of the Bonus guidelines mentioned in clause 4.6 does not constitute any material breach of this Executive Service Contract. Substantial changes of the Bonus guidelines require twelve (12) months’ notice.

4.9
Any Bonus payable to the CEO shall be paid out on a yearly basis in arrears, as soon as practical after the Board of Directors has decided the amount of the Bonus payable, but no later than one month after the adoption of Dako Denmark’s annual report at the ordinary General Meeting.

4.10
In case of termination, the CEO is entitled to a pro rata share of the Bonus based on his service during the year of termination (including any period during which the CEO is released from work). Such Bonus shall be calculated on the basis of the average bonus amount paid to the CEO during the previous three (3) years, or the actual term of service if shorter than three (3) years. However, if the employment is terminated on or prior to 31 December 2009 the CEO’s bonus claim for 2009 will amount to DKK 1,250,000.

The Bonus payment takes place as stated in clause 4.9 above or at the latest on the expiry date of the period of notice.

4.11
If the CEO passes away during the employment due to illness or an accident, the Group pays post mortem salary for the current month and have three (3) months equivalent to the agreed salary from time to time under Clause 4.1 and 4.3 to the CEO’s spouse or cohabitant or alternatively to the CEO’s children under the age of 25.

4.12
However, the period in which post mortem salary is paid shall not exceed the time at which the employment would have been terminated following a notice by the Managing Director or the Group prior to the death.

5	Benefits

5.1	The Group shall pay the CEO’s private fixed line phone and provide the CEO with a free mobile phone including all expenses for company and private use.

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5.2	The Group shall provide free Internet connection and a computer.

5.3
The Group shall, according to agreement, make a company car at a maximum purchase price of totally DKK 850,000 available to the CEO and shall bear all costs in connection with the running of the car. The CEO may use the company car for private purposes. The CEO may instead of a company car elect a compensation corresponding to the monthly leasing cost of such car on customary leasing terms.

5.4
The CEO shall be covered by insurance of life, accident and travel in accordance with the company rules in effect from time to time. In addition hereto the CEO shall be covered by a health insurance to be taken out by the Group.

5.5
The Group shall reimburse the CEO for reasonable travel, hotel, representation and other expenses in connection with the CEO’s work upon presentation of due documentation. If the CEO’s spouse on request by the Chairman of the Board of Directors participates in travel with the CEO, the Group shall also pay all expenses in connection hereto.

5.6	The Group pays the CEO’s moving costs in connection with settling in Denmark. However, such costs may not exceed DKK 100,000.

5.7	The Group will provide suitable accommodation for a flat in Copenhagen and pay the expenses incidental to such accommodation.

5.8	The Group pays the CEO’s costs in connection with personal travels to and from Gothenburg.

5.9	The Group pays the CEO’s costs in connection with accounting assistance related to tax advise/filings for 2009 and 2010. However, such costs may not exceed DKK 25,000 excluding VAT annually.

5.10	The Company is not liable for any tax implications resulting from the above non-salary benefits to the Managing Director.

6	Secrecy

6.1	The CEO is aware that as part of his employment he will obtain knowledge of trade secrets in the sense of sec. 19 of the Danish Marketing Practices Act (in

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Danish “Markedsføringsloven”). The CEO shall neither during his employment nor after termination be entitled to use or inform any other person or business about these trade secrets. This includes any knowledge concerning the activities, operation and working methods or financial circumstances of the Group and any of the Group Companies that the CEO may obtain knowledge about in the course of his employment. However, the term “trade secret” does not include any information, which at the time of disclosure is generally available and known to the public, or is required to be disclosed by applicable law, regulation or legal process.

7	Intellectual Property Rights

7.1
All intellectual property rights and know-how, worldwide, including rights to inventions, patentable or not, works protected by copyright and neighbouring rights, databases, computer software, designs, trademarks or other intellectual property rights and know-how, made or created by the CEO in the employment or during the term of this Agreement or subsequent to the termination of the employment, in substance as a result of the employment with the Group, shall exclusively belong to the Group. For the avoidance of doubt, the right to transfer intellectual property rights and make amendments to protected material shall belong to the Group. Unless otherwise provided by mandatory law, the CEO shall not receive any compensation in addition to salary and other employment benefits set forth herein, for the creation of intellectual property rights and know-how referred to in this section 7.1.

8	Non-Competition Clause/Non-Solicitation Clause/Employment Clause

8.1
The CEO shall for a period of twelve (12) months from the day of termination not be entitled - directly or indirectly - to prepare, set up or become financially interested in any business or department that wholly or partly competes with the business carried on by the Group and/or Group Companies at the time in question (hereinafter the “Non-Competition Clause”) or to have any business relationship with customers or suppliers of the Group that are carrying out activities competing with the Group (hereinafter “the Non-Solicitation Clause”). Furthermore, for a period of six (6) months the CEO shall not be entitled to employ/cooperate with employees who reports to the CEO and who have been employed by the Group and/or a Group Company for 6 (six) months prior to and/or within this 6-month period (hereinafter “the Employee Clause”).

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8.2
The above prohibitions shall, among other things, but not exclusively, comprise the setting-up of own business, the commencement of employment and the assumption of duties as member of any board or directors, as commissioner, as partner or as consultant.

8.3	The day of termination shall mean the day when the period under notice expires and this shall apply irrespective of whether the CEO is released form his duties at an earlier date.

8.4
If the CEO breaches any of the clauses mentioned in clause 8.1, he shall in addition to general liability to pay damages also become liable to pay an agreed penalty equal to three months base salary, see clause 4.1, calculated on the basis of the last monthly salary during his employment.

8.5	The agreed penalty shall be paid for any one breach, and payment of the penalty shall not terminate the clauses. In case of continued breaches of the clauses, the agreed penalty shall be paid monthly.

8.6	The Group may also try to counter a breach of the clauses by means of an injunction according to the general rules of Danish law.

8.7	For a period of twelve (12) months from the day of termination, the CEO shall inform the Group in writing of the commencement of any new employment, including set-up of the CEO’s own business.

8.8	The Company can rely upon the Non-Competition Clause, if the CEO resigns or if the Group dismisses the CEO and the CEO’s conduct gives reasonable cause for the dismissal.

9	Termination

9.1	The Group may terminate the employment at eighteen (18) month’s written notice for expiry at the end of a month.

9.2	The CEO may terminate the employment at twelve (12) months’ written notice for expiry at the end of a month.

9.3	The employment shall cease without further notice at the end of the month in which the CEO turns 70.

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9.4
If, during the period of 12 consecutive months, the CEO has received salary during illness for a total of 120 days, the Group may terminate the employment at six (6) months’ notice for expiry at the end of a month.

9.5
All material, which is made available to the CEO during the employment, shall be the Group’s property. Upon termination of the employment, the CEO shall return all work material to the Group and any other material belonging to the Group, which is in the possession of the CEO. The CEO shall not keep any copies of the material or any part of the material.

10	Holiday

10.1	For each whole calendar year, the CEO shall be entitled to six (6) weeks’ holiday with pay.

10.2	Holiday shall be taken with due consideration to the Group’s normal activities.

10.3	The CEO shall not be subject to the Danish Holidays Act.

11	Illness

11.1	The CEO receives salary during illness.

12	Use of IT-System

12.1
The Group’s IT-systems are to be used for the solving of company work-related tasks. Occasional use of company e-mail and Internet access for private correspondence and information is permitted. The IT-systems may never be used to the detriment of the Group’s image or name nor in any way that could be damaging to the confidentiality of company data. The IT systems may not be used in any way that could inconvenience the Group’s customers, partners or employees.

12.2
Correspondence and other communication created on company electronic communication and/or mail system is considered the property of the Group. This means that the Group has unhindered access to this information and can make use of it in the same way as any other company correspondence and information. Should the CEO wish to use the Group’s IT-system for private communication, he is requested to mark the communication as private under “subject”. The Group will only secure access to private correspondence as a

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part of routine monitoring. Please note that all electronic communication to and from the Group can be used in connection with any lawsuit involving the Group.

12.3
The downloading or forwarding of music, video files, chain letters, pornography and/or racist material is strictly forbidden, as is abuse of licensed software. Listening to Internet distributed radio and/or TV is also forbidden unless it is a direct necessity in connection with a work-related task for the Group.

13	Breaches

13.1
If the CEO or Group commits material breach of the relevant obligations according to this Executive Service Contract, the injured party may terminate the Executive Service Contract without notice or terminate it for an arbitrarily determined date. If the termination is caused by breach on the part of the CEO, he shall only be entitled to salary according to clause 4 until the day of termination.

13.2
However, in the event of the CEO’s breach of his obligations according to this Executive Service Contract (excluding material breach) the CEO shall be granted a reasonable time-limit in order to account for his conduct before it is finally deemed a breach in the relationship between the Parties.

14	Disputes

14.1
Any dispute arising between the Group and the CEO out of the employment established by this Executive Service Contract, which cannot be settled by the Parties by negotiation, shall be settled finally and conclusively and with binding effect by arbitration in accordance with the rules of the Danish Institute of Arbitration and the following rules:

14.1.1	Each Party is entitled to request arbitration on the occasion of a dispute.

14.1.2
The Party requesting arbitration to settle a dispute shall appoint on arbitrator and request the other Party, by registered letter, to appoint its arbitrator within fourteen (14) days. Such letter shall also include a brief indication of the question(s) which the tribunal is requested to determine. If the other Party has not appointed its arbitrator within the said period, such arbitrator shall be appointed by the President of the Maritime and Commercial Court in Copenhagen.

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14.1.3
The Parties’ arbitrators shall together appoint an umpire. In case of disagreement on the appointment of an umpire, the appointed arbitrators shall jointly request the President of the Maritime and Commercial Court in Copenhagen to appoint an umpire following prior deliberation with the Parties, and such umpire shall act as the chairman of the arbitration.

14.2	Such arbitration proceedings and award shall be subject to confidentially on the part of both the Group and the CEO.

14.3
The arbitration tribunal shall settle a dispute pursuant to applicable law and determine the rules of procedure in accordance with the principles of the Danish Administration of Justice Act (retsplejeloven). The Group shall defray all tribunal costs. If the arbitration tribunal finds that the CEO has breached this Executive Service Contract, the tribunal shall determine the distribution of the costs. The arbitration tribunal shall determine when the award shall be complied with, which shall normally be not later than fourteen (14) days after the date of the award.

15	The Danish Salaried Employees Act and Company Policies

15.1	The provisions of the Danish Salaried Employees Act shall not apply to the employment.

15.2	The CEO shall comply with the Group Employment Policies and IT Policies in effect from time to time and, which are available on the Group’s intranet.

16	Signature

16.1	Three (3) signed copies of this Executive Service Contract have been made. Two (2) copies shall remain with the Group and the third copy shall be given to the CEO

Place:	Place:

Date:	Date:

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For and on behalf of:    For and on behalf of:

Dako Denmark A/S    Lars Holmkvist

By: /s/ Mats Fischier    By: /s/ Lars Holmkvist
Name: Mats Fischier
Title: Chairman

For and on behalf of:
Dako A/S

By: /s/ Mats Fischer
Name: Mats Fischer
Title: Chairman

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